RAE SYSTEMS Moderator: Bob Durstenfeld 05-03-04/4:00 pm CT Confirmation #21194012 Page 1

RAE SYSTEMS

Moderator: Bob Durstenfeld May 03, 2004 4:00 pm CT

Operator:	Ladies and gentlemen, thank you for standing by. Welcome to the RAE Systems First Quarter Release and KLH Acquisitions Conference Call.

During the presentation, all participants will be in a listen-only mode. Afterwards, we will conduct a question and answer session. At that time, if you have any questions, please press the 1 followed by the 4 on your telephone.

As a reminder, this conference is being recorded Monday, May 3, 2004.

Your speaker today is Bob Durstenfeld, Director of Corporate Marketing.

Please go ahead, sir.

Bob Durstenfeld:	Thank you.

Good afternoon everyone and thank you for you joining us today. With me is our CEO, Bob Chen, and our CFO, Joseph Ng.

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If you’ve not seen our earnings release, you can retrieve it on our Web site, www.raesystems.com or any of the various wire services on the Internet.

Today, Bob Chen will discuss the first quarter highlights, including RAE Systems’ progress in the homeland security market, as well as our international expansion, including the just announced definitive agreement to acquire a majority share of KLH, a security and safety equipment provider based in Beijing, China.

And Joseph Ng will review in detail the financial results for the first quarter that ended March 31, 2004.

Before I turn the call over to Bob, I’d like to remind you that the matters that we will be discussing today will include forward-looking statements, and as such are subject to risks and uncertainties. Any assumptions could prove inaccurate or incorrect and therefore can be of no assurance that the results contemplated in the forward-looking statements will be realized.

Actual results may differ materially from those stated in the forward-looking statements based on a number of important factors and risks which are more specifically identified in our most recent Form 10K and 10Q filings with the SEC.

Bob Chen, please go ahead and fill us in on the details.

Robert Chen	Thank you, Bob, and good afternoon to everyone.

Today, I will be talking about our results for the first quarter. I will first make a couple of specific comments and highlight some of the details of our financial performance.

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Second, I will share my observations of how our participation in homeland security market is evolving.

Third, I will give you a brief update on RAEWatch, our initiative in cargo container security.

And last, I will give you an overview of our recent acquisition; Joseph, our CFO, will discuss the financial results in more detail following my remarks.

So, first for the quarter’s results.

We had a solid quarter. Revenue was $8.2 million, an 11.5% increase over the same period last year. Net profit was $185K compared to a net profit of $775K last year. We expect Q2 ’04 revenues to - between $9.3 million and $9.7 million and the full year unchanged at between $38 million and $42 million before the effect of any acquisitions.

The homeland security market continues to develop and we continue to make significant (in-roads) into the area with our chemical and radiological detection solutions.

In particular, our radiation sensors, the GammaRAE and NeutronRAE, which we introduced in Q1 ’03 have been well received in the markets. We see increasing demand for these products among law enforcement, customs, and border protection agencies.

Similarly, our wireless network product, AreaRAE Gamma, which combines chemical and radiological detection, is also gaining acceptance. Among first responders, the Madrid terrorist event again heightens concerns over weapons of mass destruction, not only in the US but also around the world. This event re-emphasizes the need for equipment like ours worldwide. We continue to see accelerated growth for the foreseeable future in homeland defense market as radiological and nuclear weapons continue to be perceived as the greatest terrorist threat.

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Now, an update on our cargo container security initiative with our RAEWatch product.

We continue to invest judiciously in this emerging market that we are working with partners and potential customers to initiate a (pilot) along three international shipping routes later this year.

RAEWatch is currently undergoing field test to ensure our solution works well in a trying environment. Based upon our market knowledge, we expect revenue to begin in early 2005.

In addition to the large and identified needs for cargo container security, we are also pursuing other applications for RAEWatch for indoor, air security in many public venues.

Lastly, let me comment on our recent acquisitions.

Our growth strategy encompasses enhancing our NBC -- Nuclear Biological Chemical Technology and Capability -- as well as augmenting our presence in high growth markets. Therefore, we are seeking acquisitions or partnerships in technology and distributions in large and growing markets.

Our first acquisition is KLH, a Beijing-based manufacturer and distributor of security, environmental, and personal safety monitors and equipment. KLH was founded in 1996 as a spin-off on the Beijing Academy of Science and Technology. We signed a definite - we signed a definitive agreement to acquire 64% of KLH by purchasing nearly issue stock for $9 million.

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In acquiring KLH, we believe that we will be able to quickly and effectively address the growing needs in China for security and environmental sensing and industrial safety solutions. RAE and KLH have had a long relationship over the past years. In fact,- KLH was has been one of our distributors for the last ten years.

As you maybe aware, according to the US Department of Commerce, China’s economy has been growing at 9% per annum for several years and is undergoing a $300 billion infrastructure (build), $23 billion of which is related to the 2008 Beijing Olympics. Of particular interest to us are the security and safety projects associated with the Olympics and mining safety production projects in China.

KLH recorded $8.6 million in revenue in 2003, an approximately 10% net profit. We expect the acquisition to be accretive to earnings. KLH further enhances RAE’s presence in the Chinese market, particularly in many government managed opportunities including 2008 Beijing Olympics’ security projects.

KLH has a strong account access in the chemical, gas, nuclear power, mining, and metallurgy sectors in China. These areas offer us significant revenue growth potential. We expect to receive Chinese government approval for the acquisition by mid-year and to have between $3 million and $4 million in revenue in 2004.

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With that, I would like to turn the call over to Joseph who will take you through the numbers in greater detail.

Joseph Ng:	Thank you, Bob.

Let me now review the income statement.

Total revenue was $8.2 million, up 11.5% from last year mainly because of a 223% increase in the sales of AreaRAE, our wireless sensing solution. The AreaRAE revenue was lower than expected however because a few contracts that we won near the end of March could not be delivered in first quarter.

Because of our customer’s security concerns, we cannot be specific about any of our customer wins. We believe, however, that approximately 50% of our current business is for homeland security purposes.

We have four product lines: Portables; wireless systems, consumables, and service. Percent of revenue by product line was as follows: Portables, Q1 ’04 was 66%, Q1 ’03, 69%; wireless system, Q1 ’04, 13%, Q1 ’03, 4%; consumables, 17%, 23%; service, 4% and 4%.

Geographically, all regions grew at approximately the same rate, not from (rank or) makeup 74% of Q1 revenue. Together, Europe and Asia accounted for 26% of our business, split almost equally between the two regions.

Gross margins were 64% compared to 60% for the same quarter a year ago. This is driven by volume and product mix. The sales of our wireless sensing system increased significantly over the same period in 2003. The increase of sales of this system contributed to better margins.

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Research & Development cost increased by 30% to $920,000 last quarter compared to a 706K for the same quarter a year ago. This is to complete the development of the AreaRAE Gamma, the first wireless network combined chemical and radiation detector, and continue development of RAEWatch, our wireless mesh network sensor system with a range of application in cargo container, transportation, and indoor air security.

Sales and marketing expenses were $2.1 million, approximately 25% of revenue, up from $1.5 million or 20% of revenue a year ago. The increase in sales and marketing as a percentage of revenue is primarily the result of building sales infrastructure in Europe and Asia. And increasing our sales and marketing focus on wireless sensing system.

G&A expenses including legal were $1.7 million, approximately 20% of revenue, up from $1.3 million or 16% of revenue a year ago. Of the $435,000 increase, $280,000 was from non-cash accounting charges and the balance was partially for staffing to comply with Sarbanes-Oxley requirements.

Tax provision for the quarter was $339,000 or 65% of pretax profit. The high tax rate was the result of the $405,000 non-cash accounting charge which is not tax deductible.

Now, a few comments on our balance sheet.

Our cash balance of $37.8 million reflects the $31.8 million in capital raised during our secondary offering in January. We consumed $1.2 million cash in operations during the last three months. This is primarily the result of, A) an inventory buildup in radiation products to meet anticipated demand; and B) an increase in accounts receivable.

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Accounts receivable was $5.7 million at the end of March, that’s compared to $5.4 million at year end. The increase was due mainly to delay in collections on one account. We expect to solve this issue during Q2.

Day Sales Outstanding was 64 days compared to 58 days at the end of 2003.

Bob Durstenfeld:	Joseph, thank you very much.

Now we would like to open the call for some questions.

Operator, we’ll take our first question now.

Operator:	Thank you.

Ladies and gentlemen, if you’d like to register for a question, press the 1 followed by the 4 on your telephone. You’ll hear a three-tone prompt to acknowledge your request. If your question has been answered and you’d like to withdraw your registration, (please press the 1 followed by the 3). If you’re using a speakerphone, please lift your handset before entering your question.

Our first question comes from the line of Kevin Dede, from Merriman. Please go ahead, your line is open.

(Kevin Dede):	Thanks guys for hosting the call.

Could you elaborate a little bit on the RAEWatch, Bob? I know you talked about your development with the cargo container solution and having a pilot sometime this year. I know there are bunch of other opportunities for that solution, and I was wondering if you might be able to touch on some of those opportunities and whether or not you think we might see revenues from them sometime this year.

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Robert Chen:	RAEWatch, I’m very glad to report we’re making good progress. We have some good radiotechnology. Actually, we’re producing the mesh-radio network radios in large volume. We are at pre-volume production at this stage right now.

We have launched successful demonstrations in public venue protection and RAEWatch worked very well. In cargo container, we also made a demonstrations with one partner for the shipments destined for a major event.

We continue to look for other possibilities than cargo container and public venue areas to get the technology in a field trial. So, we have several programs as we speak right now. It’s actively being tested right now.

Bob Durstenfeld:	Thank you, (Kevin). Does that answer your question?

(Kevin Dede):	Yeah, that’s great.

I was also hoping that you might touch on what you thought you had available for transportation in general, outside of maritime.

Robert Chen:	We have been working with one company in the trucking - tracking system. We are working with one company in Europe on a satellite tracking system. With the linkage of these two partners, I think, we’ll further enhance the application of RAEWatch.

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(Kevin Dede):	And you talked a little bit about working on the security side on the Olympics in 2008 in Beijing, but we have Olympics coming up in Greece this summer, is there anything that we might hope to see at those events from you guys?

Robert Chen:	I think, it’s a very good question. However, I have to apologize, we cannot comment on that due to operational security. It’s our standard policy not to announce participation until after the event because we have some security concerns.

(Kevin Dede):	Oh, very good, Bob; thanks.

Joseph, one last question for you. Could you highlight what your expense on (FAS 123) was for the quarter?

Joseph Ng:	It was $405,000.

(Kevin Dede):	Okay.

Joseph Ng:	Yes.

(Kevin Dede):	Thanks, guys.

Joseph Ng:	Okay. Thank you, (Kevin).

(Kevin Dede):	Nice job.

Bob Durstenfeld:	Operator, we’ll take our question now.

Operator:	Our next question comes from the line of (Gary Wood) of (Jefferies Company).

RAE SYSTEMS Moderator: Bob Durstenfeld 05-03-04/4:00 pm CT Confirmation #21194012 Page 11

Please go ahead.

(Gary Wood):	Good afternoon, gentlemen.

I guess to Joseph, on the tax rate, the 65% tax rate which you said was due to the stock option expense, since that’s not going away, should we continue to expect this high tax rates going forward or what shall we put in our model for the year?

Joseph Ng:	We are looking at the options situation much more now, and we are also looking for alternatives to stock options.

We do expect the options charge to continue to add back to pretax numbers. But it would be at a much smaller percentage going forward.

(Gary Wood):	As a percentage of pretax income?

Joseph Ng:	Correct.

When the pretax income goes up during the year, this would be a diminishing number as a percentage.

(Gary Wood):	Okay.

And also, your guidance of 38 million to 42 million which hasn’t changed suggest that for the rest of the year you’re going to have to do maybe at least 25% organic growth. Why should that growth rate accelerate so much from the first quarter’s 11%? Is there anything visible - any visible sales coming up that makes you comfortable with that 38 million to 42 million?

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Robert Chen:	Yes, (Gary).

On the first quarter, actually, you know, the first two month - because we - you analyzed the last year, first quarter, you know, a big surge of the first quarter revenue was due to the Iraqi War.

And in January, February, we had very cold - frigid weather in the East Coast, so the environmental market was a little bit slow. By the end March, our revenue bounced back strongly and our backlog is strong for April, I think, we do see lots of activity, lots of orders, lots of interest and this is not only in the United States, with the Madrid bombing event in Europe, we do see accelerating demand for security spending in Europe.

So, it’s basically across the border, we feel the business continues to look very strong for us.

(Gary Wood):	Okay. Thank you very much.

Bob Durstenfeld:	Operator, we’ll take our next question now.

Thank you, (Gary).

Operator:	Ladies and gentlemen, as a reminder, to register for any question, please press the 1 followed by the 4.

Our next question comes from the line of (Scott Sullivan) of Smith & Barney.

Please go ahead; your line is open.

RAE SYSTEMS Moderator: Bob Durstenfeld 05-03-04/4:00 pm CT Confirmation #21194012 Page 13

(Scott Sullivan):	Thanks very much.

I’m wondering if you might be able to give a little bit more color on the guidance going forward on SG&A and I have a follow on.

Joseph Ng:	In terms of out-of-pocket expenses, it will be pretty constant. The SG&A related to the items that we just talked would be about $400K to $450K per quarter.

(Scott Sullivan):	Okay.

Joseph Ng:	This is for the fair value accounting charge.

(Scott Sullivan):	Okay.

And regarding the acquisition, do I sort of extrapolate that you paid around one-time sales?

Joseph Ng:	That’s correct.

(Scott Sullivan):	And so, we’re basically extrapolating a pro forma year guidance for ’04 basically just six month of sales with the new entity contribution around $3 million - excuse me - that would be around or can you give us that?

Joseph Ng:	It would be about that...

(Scott Sullivan):	(Forty-one to forty-six)?

Joseph Ng:	...KLH has been growing compound at about 25%. This is a company that has similar products, similar technologies, and similar markets to RAE Systems. So, and they have been growing at about 25% compound for the last four, five years. So, you can extrapolate based on $8.6 million going forward.

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(Scott Sullivan):	So, 41 to 46 approximate pro forma?

Joseph Ng:	I’m sorry.

(Scott Sullivan):	So, $41 million to $46 million pro forma for the entirety if you close in June?

Joseph Ng:	Correct.

(Scott Sullivan):	And you mentioned 10% margins on that portion?

Joseph Ng:	Ten percent net, right.

(Scott Sullivan):	Okay.

Joseph Ng:	But bear in mind that we only own 64% of the company. So, the net profit would be 64% of the net.

(Scott Sullivan):	Okay, great.

Joseph Ng:	Thank you.

(Scott Sullivan):	Thank you very much.

Bob Durstenfeld:	Okay.

Operator, we’ll take our next question now.

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Operator:	Question comes from the line of (Chip Cruz) of (Greenville Capital).

Please proceed.

(Chip Cruz):	Yes, gentlemen, I had a question on the sales and marketing. Can you give us a sense of what portion of that is variable in nature in terms of your sales level?

Joseph Ng:	We spend approximately $1 million to $1.2 million in variable marketing trade show and events and advertisement.

(Chip Cruz):	Are the events tend to be fairly seasonal? Would you expect that spending level to continue for the rest of the quarters?

Joseph Ng:	They do punctuate in certain quarters, particularly, second and third quarter, where the trade shows are.

(Chip Cruz):	Right.

Now, your G&A should be pretty fixed in terms of dollars from this point forward. Is that a fair statement or if not why not?

Joseph Ng:	That’s a fair statement in terms of out-of-pocket, but the fair value accounting charge would continue to climb slight slowly. My estimate is between $400K to $450K for the quarter going forward.

(Chip Cruz):	Right.

That was in - it was approximate $400k in the first quarter, correct?

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Joseph	Ng: That’s correct.

(Chip Cruz):	Okay, thank you.

Bob Durstenfeld:	Okay. Any further questions?

Operator:	Question comes from the line of (Kevin Dede) of (Marriman).

Please go ahead; your line is open.

Bob Durstenfeld:	Thank you. (Kevin), go ahead, please.

(Kevin Beady):	Thanks, Bob.

Mr. Chen, would you mind talking about how the competitive environment as you see it - where is MSA with their comparable product to the AreaRAE?

Robert Chen:	I think, we are very, very pleased that an industrial giant like MSA tries to mimic RAE Systems product offering.

But, RAE Systems is separate from MSA from several areas. RAE Systems is the world leader in the PID chemical sensing technology. And we own the radiation technology. We also own the wireless and also the mesh network capability.

So, by far, I think, we have already moving into the third generation. I believe, if I want to classify them, they are maybe at 1 to 1.5G, if you want to use that analogy.

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But of course, we never let off our guard, but we watch them very carefully. We will welcome the competition. But, I think, we’ll move forward faster than they can catch up.

(Kevin Dede):	And are there other competitors? How would you classify the landscape? Do you think it’s becoming more competitive or do you still find that...

Robert Chen:	I think, I want to consider this AreaRAE has a system product. The inter-operability is a very big barrier. You know, our system has been linked with the DMIS FEMA federal data network and we’re also linked with many of the security safety systems in software and are standard equipment.

So, I will say early entry and installed base is a tremendous barrier for the latecomer try to penetrate into significant market share.

(Kevin Beady):	Would you mind talking a little bit about when we might see those pilots on container ships?

Joseph Ng:	As I mentioned, (Kevin), we expect some kind of revenue in 2005.

So, on the pilot’s thing, well, probably by the end of third quarter or fourth quarter, we’ll see some of the results.

(Kevin Dede):	Okay.

Can you say who, on the customer side, would mandate the installation of the cargo security RAEWatch system?

Robert Chen:	I think this is a political question. I think, it’s very hard to predict where the mandates will be coming from.

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(Kevin Beady):	Okay.

Well, thanks again for taking my questions, Bob.

Robert Chen:	Okay, thank you, (Kevin).

Bob Durstenfeld:	Operator, we’ll take our next question now.

Operator:	At this time, ladies and gentlemen, as a final reminder, to register for any question, please press the 1 followed by the 4 on your keypad.

I show no further questions, Mr. Speaker.

Bob Durstenfeld:	Thank you very much for attending our first quarter earnings and acquisition call.

This terminates this call. Thank you very much.

Operator:	Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and ask you to please disconnect your lines.

END